SAUL EWING
LLP

Eric G. Orlinsky
Phone: (410) 332-8687
eric.orlinsky@saul.com
www.saul.com

July 3, 2025

BY MAIL AND EMAIL
Adam W. Finerman
Baker & Hostetler LLP
45 Rockefeller Plaza
New York, NY 10111
afinerman@bakerlaw.com

Re: Cease and Desist Allen R. Hartman Public Statements

Dear Mr. Finerman:

This letter concerns public statements and SEC filings made by or on behalf of your client, Allen R. Hartman, regarding Silver Star Properties REIT, Inc. (the "Company" or "Silver Star") and the members of its board of directors.

While your client has made numerous Schedule 14/A filings with the SEC in the last week, we draw your attention specifically to the Schedule 14/A filed by Mr. Hartman on June 25, 2025. In this filing, Mr. Hartman attaches copies of his communication to Silver Star shareholders titled "**SEC FINALLY CAUGHT SILVER STAR**." In this communication, Mr. Hartman further states that Silver Star is engaging in "**Unbridled Disregard For the Law and Regulatory Constraints**" by "not includ[ing] audited financial statements with its proxy solicitation, a violation of securities rules and regulations." These statements are materially and intentionally misleading, and Mr. Hartman and his representatives know so.

First, Mr. Hartman is well aware that Silver Star and its independent outside auditors have been hard at work trying to complete its audited financial statements for the years ended 2023 and 2024 for the better part of 2025. As Mr. Hartman is also aware, Silver Star has been engaged in open and transparent communication with the SEC requesting an accommodation regarding the financial statement issue and, on a parallel track, requesting urgent relief from the Circuit Court of Baltimore City to extend the deadline for the upcoming annual meeting so that the Company could have more time to complete its audited financials precisely so that it could be in legal compliance with the SEC regulations. Indeed, this relief was granted on June 24, 2025, **one day prior to Mr. Hartman's misleading June 25, 2025 shareholder communication**. The Company has every intention of complying with SEC regulations, completing its audited financials and amending its proxy materials to include them as soon as they are available.

Moreover, all of this coming from Mr. Hartman is rich. Indeed, it is Mr. Hartman himself who bears the primary responsibility for Silver Star being unable to obtain audited financials for these years as

Harbor East ♦ 1001 Fleet Street, 9th Floor ♦ Baltimore, MD 21202-4359
Phone: (410) 332-8600 ♦ Fax: (410) 332-8862

CALIFORNIA DELAWARE FLORIDA ILLINOIS MARYLAND MASSACHUSETTS MINNESOTA NEW JERSEY NEW YORK PENNSYLVANIA WASHINGTON, DC

A DELAWARE LIMITED LIABILITY PARTNERSHIP

55805126.5

Adam W. Finerman BakerHostetler July 3, 2025 Page 2 55805126.5 a result of his own misconduct and mismanagement during his time as the Chief Executive Officer of the Company and as a director, as has been well established and determined by the board and as detailed by the Circuit Court of Baltimore City in its memorandum opinions dated January 21, 2025, and May 20, 2025, in the Allen R. Hartman, et.al. v. Silver Star Properties REIT, Inc., et al. litigation. Mr. Hartman is like the arsonist at a town hall who argues that the town needs a fire department to put out all the fires he keeps setting. Mr. Hartman continues to attempt to paint himself as the victim of circumstances of his own creation, and his materially and intentionally misleading statements are detrimental to the Company and his fellow Silver Star shareholders. The Company hereby demands that Mr. Hartman publicly retract his June 25, 2025 shareholder communication and file another Schedule 14/A to correct the misstatements. Furthermore, the Company hereby demands that Mr. Hartman cease and desist from making any further allegations that Silver Star has “lied” to the SEC or otherwise seeks to mislead the SEC or its other shareholders about Silver Star’s financial statements. Very truly yours, Eric G. Orlinsky cc: Gerald Haddock Chester Grud inski Emily Kelsay Strine, Saul Ewing LLP Geoffrey M. Gamble, Saul Ewing LLP Jerrold Thrope, Gordon Feinblatt LLC Andrew Bulgin, Gordon Feinblatt LLC